UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 16, 2008

NORTHERN STATES FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

000-19300
(Commission File Number)

Delaware	36-3449727
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1601 North Lewis Avenue
P.O. Box 39
Waukegan, Illinois  60085
(Address of Principal Executive Offices)

(847) 244-6000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2008, Scott Yelvington, age 52, was appointed President and Chief Operating Officer of NorStates Bank (the “Bank”), the banking subsidiary of Northern States Financial Corporation (the “Company”), effective September 16, 2008.  Mr. Yelvington was also appointed to the Board of Directors of the Company and the Bank.

Mr. Yelvington joins NorStates Bank from Metropolitan Bank Group, where he most recently served as Executive Vice President for development, with responsibility for supervising that company’s 12 bank presidents and as a member of each of the boards of directors of the company’s 12 subsidiary banks.  Prior to that, Mr. Yelvington was Metropolitan Bank Group’s Senior Vice President and Chief Operating Officer since 2002, responsible for the overall operations of the holding company, including cost containment and staffing.

The Company’s Board has not yet determined which committees of the Board, if any, to which Mr. Yelvington will be appointed.  There are no arrangements or understandings between Mr. Yelvington and any other persons pursuant to which Mr. Yelvington was selected as a director.  There are no related party transactions between either the Company or the Bank and Mr. Yelvington that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Yelvington’s appointment, the Bank entered into an employment agreement (the “Agreement”) with Mr. Yelvington.  The Agreement has an initial term commencing on September 16, 2008, and ending on December 31, 2010, subject to automatic extension for successive one year terms, unless earlier terminated by either the Bank or Mr. Yelvington upon prior notice no later than November 1st of the applicable year.  Under the Agreement, Mr. Yelvington is entitled to a base salary of $240,000 per year, subject to increase from time to time as the Board of Directors of the Bank may determine, in its discretion.  Mr. Yelvington is also eligible to receive a bonus equal to 10% of his annual base salary and a profit sharing bonus equal to 5% of his base salary, with the actual amount, if any, to be determined by the Board of Directors of the Bank in its discretion.  Mr. Yelvington will also be eligible to participate in any equity-based incentive compensation plan or program that may be adopted by the Bank or the Company in the future.  Mr. Yelvington is also entitled to certain customary employee benefits, including vacation time, an automobile allowance and the reimbursement of certain club membership dues.

Under the Agreement, if Mr. Yelvington’s employment is terminated without “just cause” (as defined in the Agreement) or by Mr. Yelvington for “good reason” (as defined in the Agreement), he will be entitled to receive an amount equal to one year base salary plus his target annual bonus.  In the event Mr. Yelvington’s employment is terminated within 12 months following a “change in control” (as defined in the Agreement), Mr. Yelvington is entitled to receive a lump sum payment equal to the sum of two times his base salary plus two times his target annual bonus, subject to a “gross up” for the payment of any amounts due pursuant to Section 280G of the Internal Revenue Code.  In addition, any outstanding equity awards previously granted to Mr. Yelvington will immediately vest.  The agreement also includes customary non-solicitation and confidentiality provisions.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Attached as Exhibit 99.1 is a copy of the press release relating to the Company’s announcement, which is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated as of September 16, 2008, by and between NorStates Bank and Scott Yelvington.

99.1	Press Release dated September 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORTHERN STATES FINANCIAL CORPORATION

Date: September 17, 2008	By:	/s/Thomas M. Nemeth
Thomas M. Nemeth
Vice President and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Employment Agreement dated as of September 16, 2008, by and between NorStates Bank and Scott Yelvington.

99.1	Press Release dated September 17, 2008.